UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) December 22, 2006
ZILA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-17521 (Commission File Number)	86-0619668 (I.R.S. Employer Identification No.)
5227 North 7th Street, Phoenix, Arizona 85014-2800

(Address of Principal Executive Offices)
(602) 266-6700

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective December 22, 2006, Diane E. Klein, Vice President and Treasurer of Zila, Inc. (the “Company”), became the Principal Financial and Accounting Officer of the Company. Ms. Klein will perform the functions incident to this position on an interim basis while the Company undertakes a search for a Chief Financial Officer to replace Andrew A. Stevens, who resigned effective December 22, 2006. Ms. Klein remains the Company’s Vice President and Treasurer.
     Ms. Klein, 58, has served as the Company’s Vice President and Treasurer since June 2004. Ms. Klein joined the Company in August 2003 as Director of Finance. Ms. Klein was Vice President — Finance for Bay Area Foods, Inc., a privately held grocery chain, from 1998 to 2003. Prior to Bay Area Foods, Ms. Klein held progressively responsible financial/accounting positions at Southwest Supermarkets, LLC, MegaFoods Stores, Inc. and the Circle K Corporation. She was previously a senior manager in the audit practice of Arthur Andersen & Co. in Phoenix, Arizona.
     Ms. Klein will receive a base salary of $160,000 and is a participant in the Company’s 2007 Bonus Plan, under which she may receive a bonus at the discretion of the Compensation Committee of the Company’s Board of Directors. As previously announced, in 2006, Ms. Klein received a bonus of $7,000 and options to purchase 50,000 shares of the Company’s common stock. The terms of Ms. Klein’s retention agreement with the Company call for her to receive certain payments in the event of a change in control with respect to the Company or the termination of her employment. In the event of a change in control, Ms. Klein would receive compensation equal to 18 months of her salary and related bonuses. If Ms. Klein’s employment is terminated for reasons unrelated to her job performance, she would receive severance payments totaling 18 months of her salary.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 27, 2006
ZILA, INC.
/s/ Gary V. Klinefelter
By: Gary V. Klinefelter
Vice President, General Counsel and Secretary